Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and Report of Independent Auditors

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DTE Gas Company
Year Ended December 31, 2020

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

CARES Act	Coronavirus Aid, Relief, and Economic Security Act

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

COVID-19	Coronavirus disease of 2019

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EGLE	Michigan Department of Environment, Great Lakes, and Energy, formerly known as Michigan Department of Environmental Quality

EPA	U.S. Environmental Protection Agency

EWR	Energy Waste Reduction program, which includes a mechanism authorized by the MPSC allowing DTE Gas to recover through rates certain costs relating to energy waste reduction

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

NEXUS	NEXUS Gas Transmission, LLC, a joint venture in which a subsidiary of DTE Energy owns a 50% partnership interest

Represented	Employees of DTE Gas covered by collective bargaining agreements

TCJA	Tax Cuts and Jobs Act of 2017

TCJA rate reduction liability	Reduction in DTE Gas revenue related to Calculation C of the TCJA. DTE Gas' Calculation C case was approved by the MPSC in August 2019 to address all remaining issues relative to the TCJA, which is primarily the remeasurement of deferred taxes and how the amounts deferred as Regulatory liabilities flow to ratepayers

Topic 606	FASB issued ASU No. 2014-09, Revenue From Contracts with Customers, as amended

VEBA	Voluntary Employees Beneficiary Association

VIE	Variable Interest Entity

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Management’s Discussion and Analysis of Results of Operations includes financial information prepared in accordance with GAAP, as well as the non-GAAP financial measure, Utility Margin, discussed below, which the Company uses as a measure of its operational performance. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company uses Utility Margin, a non-GAAP financial measure, to assess its performance. Utility Margin includes Operating Revenues net of Cost of gas expense. The Company's natural gas supply is passed through to customers, and therefore, result in changes to revenues that are comparable to changes in such expenses. As such, the Company believes Utility Margin provides a meaningful basis for evaluating its operations across periods, as it excludes the revenue effect of fluctuations in these expenses.
Utility Margin is not a measure calculated in accordance with GAAP and should be viewed as a supplement to and not a substitute for the results of operations presented in accordance with GAAP. Utility Margin does not intend to represent operating income, the most comparable GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.
The following section provides a detailed discussion of the operating performance and future outlook of the Company, including the table below which summarizes the financial results for the years ended December 31:

	2020	2019	2018
	(In millions)
Operating Revenues	$1,396	$1,462	$1,415
Cost of gas	346	415	435
Utility Margin	1,050	1,047	980
Operation and maintenance	492	510	497
Depreciation and amortization	155	142	132
Taxes other than income	83	79	72
Asset (gains) losses and impairments, net	14	—	—
Operating Income	306	316	279
Other (Income) and Deductions	73	67	63
Income Tax Expense	47	63	67
Net Income	$186	$186	$149
Utility Margin increased $3 million in 2020 and $67 million in 2019. Revenues associated with certain mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statements of Operations.
The following table details changes in various Utility Margin components relative to the comparable prior period for the years ended December 31:

	2020	2019
	(In millions)
Implementation of new rates	$32	$32
Infrastructure recovery mechanism	17	3
Regulatory mechanism — EWR	9	2
Midstream storage and transportation revenues	4	20
TCJA rate reduction	(9)	—
Weather	(46)	8
Other regulatory mechanisms and other	(4)	2
Increase in Utility Margin	$3	$67

	2020	2019	2018
	(In Bcf)
Gas Markets
Gas sales	124	136	132
End-user transportation	180	186	187
	304	322	319
Intermediate transportation	477	498	329
Total Gas sales	781	820	648
Sales changes are primarily due to more unfavorable weather in 2020 compared to 2019 and more favorable weather in 2019 compared to 2018. Intermediate transportation volumes fluctuate based on available market opportunities.
Operation and maintenance expense decreased $18 million in 2020 and increased $13 million in 2019. The decrease in 2020 was primarily due to lower gas operations expense of $36 million, partially offset by higher EWR expenses of $7 million, higher corporate overhead costs of $3 million, and a $6 million adjustment in 2019 to defer expenses previously accrued for a new customer billing system. The increase in 2019 was primarily due to higher gas operations expenses of $22 million, higher customer service costs and related administrative expenses of $7 million, and higher EWR expenses of $2 million, partially offset by decreased uncollectible expense of $15 million and a $6 million adjustment in 2019 to defer expenses previously accrued for a new customer billing system.
Depreciation and amortization expense increased $13 million in 2020 and $10 million in 2019. The increase in 2020 was primarily due to a higher depreciable base and change in depreciation rates effective October 2020. The increase in 2019 was primarily due to a higher depreciable base.
Taxes other than income increased $4 million in 2020 and $7 million 2019. The 2020 increase was primarily due to higher property taxes of $8 million, partially offset by lower payroll taxes of $3 million, which was primarily attributable to employee retention credits recognized pursuant to the CARES Act. The 2019 increase was primarily due to higher property taxes.
Asset (gains) losses and impairments, net increased $14 million in 2020 primarily due to the write-off of capital expenditures related to incentive compensation, which were disallowed as part of a rate case settlement with the MPSC in the third quarter 2020.
Other (Income) and Deductions increased $6 million in 2020 and $4 million in 2019. The increase in 2020 was primarily due to lower investments earnings of $2 million and higher interest expense of $2 million. The increase in 2019 was primarily due to higher interest expense of $8 million, partially offset by lower contributions to the DTE Energy Foundation and other not-for-profit organizations of $6 million.
Income Tax Expense decreased $16 million in 2020 and $4 million in 2019. The decrease in 2020 was primarily due to higher amortization of the TCJA regulatory liability and lower earnings. The decrease in 2019 was primarily due to the absence of a $10 million TCJA expense recorded in 2018, partially offset by higher earnings.
Outlook — The Company will continue to move forward in its efforts to achieve operational excellence, sustain strong cash flows, and earn its authorized return on equity. The Company expects that planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. The Company expects to continue its efforts to improve productivity and decrease costs while improving customer satisfaction with consideration of customer rate affordability.
DTE Gas filed a rate case with the MPSC on February 12, 2021 requesting an increase in base rates of $195 million based on a projected twelve-month period ending December 31, 2022. The requested increase in base rates is primarily due to an increase in net plant resulting from infrastructure investments and operating and maintenance expenses. The rate filing also requested an increase in return on equity from 9.9% to 10.25% and includes projected changes in sales and working capital. A final MPSC order in this case is expected by December 2021.
DTE Gas is also monitoring the impacts of the COVID-19 pandemic on future operations and financial results. Refer to Note 15 to the Consolidated Financial Statements, "Commitments and Contingencies," for further information regarding the impacts of the pandemic on the Company.

Report of Independent Auditors

To the Management and Board of Directors of DTE Gas Company

We have audited the accompanying consolidated financial statements of DTE Gas Company and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive income, of changes in shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2020.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries as of December 31, 2020 and 2019 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 5, 2021

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2020	2019	2018
	(In millions)
Operating Revenues	$1,396	$1,462	$1,415

Operating Expenses
Cost of gas	346	415	435
Operation and maintenance	492	510	497
Depreciation and amortization	155	142	132
Taxes other than income	83	79	72
Asset (gains) losses and impairments, net	14	—	—
	1,090	1,146	1,136
Operating Income	306	316	279

Other (Income) and Deductions
Interest expense	80	78	70
Interest income	(5)	(6)	(6)
Other income	(9)	(8)	(12)
Other expenses	7	3	11
	73	67	63
Income Before Income Taxes	233	249	216

Income Tax Expense	47	63	67

Net Income	$186	$186	$149
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2020	2019	2018
	(In millions)
Net Income	$186	$186	$149
Other comprehensive income	—	—	—
Comprehensive Income	$186	$186	$149
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2020	2019
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts receivable (less allowance for doubtful accounts of $32 and $32, respectively)
Customer	281	312
Affiliates	27	31
Other	2	1
Inventories
Gas	40	40
Materials and supplies	21	16
Gas customer choice deferred asset	40	47
Notes receivable
Affiliates	1	1
Other	2	6
Regulatory assets	5	—
Other	21	21
	440	476

Investments	40	37

Property
Property, plant, and equipment	6,434	5,978
Accumulated depreciation and amortization	(1,764)	(1,915)
	4,670	4,063
Other Assets
Regulatory assets	666	706
Notes receivable
Net investment in lease	38	39
Other	8	8
Prepaid pension costs — affiliates	211	165
Prepaid postretirement costs — affiliates	227	188
Other	4	6
	1,154	1,112
Total Assets	$6,304	$5,688
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position — (Continued)

	December 31,
	2020	2019
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$22	$21
Other	167	184
Short-term borrowings
Affiliates	167	—
Other	—	194
Current portion of long-term debt	—	50
Regulatory liabilities	21	25
Other	70	68
	447	542

Long-Term Debt (net of current portion)	1,901	1,652

Other Liabilities
Deferred income taxes	699	640
Regulatory liabilities	920	712
Asset retirement obligations	170	163
Accrued pension liability — affiliates	100	90
Accrued postretirement liability — affiliates	7	4
Other	37	33
	1,933	1,642
Commitments and Contingencies (Notes 7 and 15)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding for both periods)	1,109	989
Retained earnings	914	863
Total Shareholder's Equity	2,023	1,852
Total Liabilities and Shareholder's Equity	$6,304	$5,688
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2020	2019	2018
	(In millions)
Operating Activities
Net Income	$186	$186	$149
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	155	142	132
Allowance for equity funds used during construction	(1)	(1)	(7)
Deferred income taxes	43	54	64
Asset (gains) losses and impairments, net	14	—	—
Changes in assets and liabilities:
Accounts receivable, net	34	42	(2)
Inventories	(2)	8	(19)
Prepaid pension costs — affiliates	(46)	(33)	13
Prepaid postretirement benefit costs — affiliates	(39)	(38)	7
Accounts payable	(21)	(21)	25
Accrued pension liability — affiliates	10	(9)	(8)
Accrued postretirement liability — affiliates	3	3	—
Regulatory assets and liabilities	51	22	22
Other current and noncurrent assets and liabilities	25	4	(35)
Net cash from operating activities	412	359	341
Investing Activities
Plant and equipment expenditures	(568)	(524)	(454)
Notes receivable and other	—	4	10
Net cash used for investing activities	(568)	(520)	(444)
Financing Activities
Issuance of long-term debt, net of issuance costs	249	278	318
Redemption of long-term debt	(50)	(120)	(100)
Capital contribution by parent company	120	120	155
Short-term borrowings, net — other	(194)	6	(111)
Short-term borrowings, net — affiliate	167	—	(47)
Dividends paid on common stock	(135)	(122)	(112)
Other	(2)	—	—
Net cash from financing activities	155	162	103
Net Increase (Decrease) in Cash and Cash Equivalents	(1)	1	—
Cash and Cash Equivalents at Beginning of Period	1	—	—
Cash and Cash Equivalents at End of Period	$—	$1	$—

Supplemental disclosure of cash information
Cash paid for:
Interest, net of interest capitalized	$76	$74	$62
Income taxes	$1	$2	$10

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$62	$57	$62
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2017	10,300	$10	$704	$762	$1,476
Net Income	—	—	—	149	149
Capital contribution by parent company	—	—	155	—	155
Dividends declared on common stock	—	—	—	(112)	(112)
Balance, December 31, 2018	10,300	$10	$859	$799	$1,668
Net Income	—	—	—	186	186
Capital contribution by parent company	—	—	120	—	120
Dividends declared on common stock	—	—	—	(122)	(122)
Balance, December 31, 2019	10,300	$10	$979	$863	$1,852
Net Income	—	—	—	186	186
Capital contribution by parent company	—	—	120	—	120
Dividends declared on common stock	—	—	—	(135)	(135)
Balance, December 31, 2020	10,300	$10	$1,099	$914	$2,023
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements
NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and EGLE.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the equity investment is valued at cost minus any impairments, if applicable. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in NEXUS through purchases under a long-term transportation capacity contract. NEXUS, a joint venture with a subsidiary of DTE Energy, owns a 256-mile pipeline to transport Utica and Marcellus shale gas to Ohio, Michigan, and Ontario market centers. NEXUS is a VIE as it has insufficient equity at risk to finance its activities. The Company is not the primary beneficiary, as the power to direct significant activities is shared between the owners of the equity interests.
As of December 31, 2020, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no material potential exposure to loss as a result of the Company's variable interest through the long-term contract.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents
Cash and cash equivalents generally include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Financing Receivables
Financing receivables are primarily composed of trade receivables, notes receivable, and unbilled revenue. The Company's financing receivables are stated at net realizable value.
Unbilled revenues of $108 million and $112 million are included in Customer Accounts receivable at December 31, 2020 and 2019, respectively.
The Company monitors the credit quality of financing receivables on a regular basis by reviewing credit quality indicators and monitoring for trigger events, such as a credit rating downgrade or bankruptcy. Credit quality indicators include, but are not limited to, ratings by credit agencies where available, collection history, collateral, counterparty financial statements and other internal metrics. Utilizing such data, the Company has determined three internal grades of credit quality. Internal grade 1 includes financing receivables for counterparties where credit rating agencies have ranked the counterparty as investment grade. To the extent credit ratings are not available, the Company utilizes other credit quality indicators to determine the level of risk associated with the financing receivable. Internal grade 1 may include financing receivables for counterparties for which credit rating agencies have ranked the counterparty as below investment grade; however, due to favorable information on other credit quality indicators, the Company has determined the risk level to be similar to that of an investment grade counterparty. Internal grade 2 includes financing receivables for counterparties with limited credit information and those with a higher risk profile based upon credit quality indicators. Internal grade 3 reflects financing receivables for which the counterparties have the greatest level of risk, including those in bankruptcy status.
The following represents the Company's financing receivables by year of origination, classified by internal grade of credit risk. The related credit quality indicators and risk ratings utilized to develop the internal grades have been updated through December 31, 2020.

	Year of origination
	2020	2019	2018 and prior	Total
	(In millions)
Notes receivable, internal grade 2	$3	$2	$4	$9
Net investment in leases, internal grade 1(a)	$—	$—	$39	$39
_______________________________________
(a)Current portion included in Current Assets — Notes receivable — Other on the Consolidated Statements of Financial Position.
The allowance for doubtful accounts on accounts receivable for the Company is generally calculated using an aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing and future economic conditions, customer trends and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days; however, factors such as assistance programs may delay aggressive action. The Company generally assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
The allowance for doubtful accounts for other receivables is generally calculated based on specific review of probable future collections based on receivable balances generally in excess of 30 days. Existing and future economic conditions, customer trends and other factors are also considered. Receivables are written off on a specific identification basis and determined based upon the specific circumstances of the associated receivable.
Notes receivable are primarily comprised of finance lease receivables and loans that are included in Notes receivable on the Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay including existing and future economic conditions.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table presents a roll-forward of the activity for the Company's financing receivables credit loss reserves as of December 31, 2020.

	Trade accounts receivable	Other receivables	Total
	(In millions)
Beginning reserve balance, January 1, 2020	$29	$3	$32
Current period provision	33	1	$34
Write-offs charged against allowance	(52)	(2)	$(54)
Recoveries of amounts previously written off	20	—	$20
Ending reserve balance, December 31, 2020	$30	$2	$32
The Company has been monitoring the impacts from the COVID-19 pandemic on our customers and various counterparties, and has increased the allowance for doubtful accounts to account for additional risk related to the pandemic. As of December 31, 2020, the impact of this increase was not material.
In April 2020, the MPSC issued an order in response to the COVID-19 pandemic and authorized the deferral of certain uncollectible expense that is in excess of the amount used to set current rates. As a result of this order, the Company has deferred $2 million of uncollectible expense as Regulatory assets for the year ended December 31, 2020. Refer to Note 7 to the Consolidated Financial Statements, "Regulatory Matters," for further information regarding the order.
Uncollectible expense was $33 million, $36 million, and $51 million for the years ended December 31, 2020, 2019 and 2018, respectively, which is primarily comprised of the current period provision adjusted for regulatory deferrals.
There are no material amounts of past due financing receivables for the Company as of December 31, 2020.
Inventories
Natural gas inventory of $40 million as of December 31, 2020 and 2019 is determined using the last-in, first-out (LIFO) method. The replacement cost of gas in inventory exceeded the LIFO cost by $62 million and $49 million at December 31, 2020 and 2019, respectively.
The Company values materials and supplies inventory at the lower of cost or net realizable value, where cost is generally valued using average cost.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to the Company by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads, and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC. Depreciation and amortization expense also includes the amortization of certain regulatory assets.
See Note 5 to the Consolidated Financial Statements, "Property, Plant, and Equipment."
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. The deferred amounts are included as a direct deduction from the carrying amount of each debt issuance in Long-Term Debt on the Consolidated Statements of Financial Position. In accordance with MPSC regulations, the unamortized discount, premium, and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The allocation for 2020, 2019, and 2018 for stock-based compensation expense was approximately $10 million, $11 million, and $10 million, respectively.
Subsequent Events
The Company has evaluated subsequent events through March 5, 2021, the date that these Consolidated Financial Statements were available to be issued.
Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
4	Revenue
5	Property, Plant, and Equipment
6	Asset Retirement Obligations
7	Regulatory Matters
8	Income Taxes
9	Fair Value
10	Financial and Other Derivative Instruments
14	Leases
16	Retirement Benefits and Trusteed Assets

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended. The amendments in this update have replaced the previous incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information, including forecasts, to develop credit loss estimates. The ASU requires entities to use the new methodology to measure impairment of financial instruments, including accounts receivable, and may result in earlier recognition of credit losses than under previous generally accepted accounting principles. Entities must apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company adopted the standard effective January 1, 2020. The adoption of the ASU did not have an impact on the Company's financial position or results of operations. Additional required disclosures have been included in Note 2 to the Consolidated Financial Statements, “Significant Accounting Policies.”

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The Company adopted the ASU effective January 1, 2020; however, no disclosure changes were deemed necessary for DTE Gas as of December 31, 2020.  To the extent any disclosure changes required by the ASU are applicable for future periods, they will be incorporated into Note 9 to the Consolidated Financial Statements, "Fair Value."
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The Company adopted the standard effective January 1, 2020 using the prospective approach. The adoption of the ASU did not have an impact on the Company's Consolidated Financial Statements. On a prospective basis, costs within the scope of this amendment will be accounted for consistent with any underlying service contracts. Capitalized implementation costs will be reflected in Other noncurrent assets on the Consolidated Statements of Financial Position and amortization of these costs will be reflected in Operation and maintenance within the Consolidated Statements of Operations. Cash flow activity will be reflected in the Other current and noncurrent assets and liabilities line within the Operating Activities section of the Consolidated Statements of Cash Flows.
In August 2018, the FASB issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans. The amendments in this update modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The Company adopted the ASU effective January 1, 2020. The Company has updated Note 16 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets," to incorporate the disclosure changes required by the ASU.
In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this update modify the requirements for determining whether fees paid to a decision maker or service provider are variable interests and require reporting entities to consider indirect interests held through related parties under common control on a proportional basis. The Company adopted the ASU effective January 1, 2020. The adoption of the ASU did not have a significant impact on the Company's Consolidated Financial Statements.
Recently Issued Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions, and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses, and annual effective tax rate calculations. The ASU is effective for the Company for fiscal years beginning after December 15, 2020. The Company will adopt the ASU on its effective date using a modified retrospective approach. The ASU will not have a significant impact on the Company's Consolidated Financial Statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended. The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The optional expedients are effective for the modification of existing contracts or new arrangements executed March 12, 2020 through December 31, 2022. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. The amendments in this update simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts indexed to and potentially settled in an entity's own equity. The ASU is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods therein. Early adoption is permitted. The ASU will not have a significant impact on the Company's Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 4 — REVENUE
Significant Accounting Policy
Upon the adoption of Topic 606, revenue is measured based upon the consideration specified in a contract with a customer at the time when performance obligations are satisfied. Under Topic 606, a performance obligation is a promise in a contract to transfer a distinct good or service or a series of distinct goods or services to the customer. The Company recognizes revenue when performance obligations are satisfied by transferring control over a product or service to a customer. The Company has determined control to be transferred when the product is delivered or the service is provided to the customer. For the years ended December 31, 2020, 2019, and 2018, recognition of revenue for the Company subsequent to the adoption of Topic 606 is substantially similar in amount and approach to that prior to adoption.
Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Company's Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	2020	2019	2018
	(In millions)
Gas sales	$954	$1,024	$1,035
End User Transportation	218	219	233
Intermediate Transportation	79	78	58
Other(a)	145	141	89
Total Gas operating revenues(b)	$1,396	$1,462	$1,415
_______________________________________
(a)Includes revenue adjustments related to various regulatory mechanisms.
(b)Includes $10 million, $8 million, and $2 million under Alternative Revenue Programs and $8 million, $7 million, and $7 million of other revenues, which are both outside the scope of Topic 606, for the years ended December 31, 2020, 2019, and 2018, respectively.
Nature of Goods and Services
The Company has contracts with customers which may contain more than one performance obligation. When more than one performance obligation exists in a contract, the consideration under the contract is allocated to the performance obligations based on the relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers.
Under Topic 606, when a customer simultaneously receives and consumes the product or service provided, revenue is considered to be recognized over time. Alternatively, if it is determined that the criteria for recognition of revenue over time is not met, the revenue is considered to be recognized at a point in time.
Revenues are primarily comprised of the supply and delivery of natural gas, and other services including storage, transportation, and appliance maintenance. Revenues are primarily associated with cancellable contracts with the exception of certain long-term contracts with commercial and industrial customers. Revenues, including estimated unbilled amounts, are generally recognized over time based upon volumes delivered or through the passage of time ratably based upon providing a stand-ready service. The Company has determined that the above methods represent a faithful depiction of the transfer of control to the customer. Unbilled revenues are typically determined using both estimated meter volumes and estimated usage based upon the number of unbilled days and historical temperatures. Estimated unbilled amounts recognized in revenue are subject to adjustment in the following reporting period as actual volumes by customer class and service type are known. Revenues are typically subject to tariff rates or other rates subject to regulatory oversight and are billed and received monthly. Tariff rates are determined by the MPSC on a per unit or monthly basis.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancellable to multi-year.
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2021	$96
2022	89
2023	74
2024	58
2025	52
2026 and thereafter	340
$709

NOTE 5 — PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of Property, plant, and equipment by classification as of December 31:

	2020	2019
	(In millions)
Property, plant, and equipment
Distribution	$4,517	$4,164
Storage	576	570
Transmission and other	1,341	1,244
Total	6,434	5,978
Accumulated depreciation and amortization
Distribution	(1,215)	(1,334)
Storage	(146)	(172)
Transmission and other	(403)	(409)
Total	(1,764)	(1,915)
Net Property, plant, and equipment	$4,670	$4,063
AFUDC
AFUDC represents the cost of financing construction projects, including the estimated cost of debt and authorized return-on-equity. The debt component is recorded as a reduction to Interest expense and the equity component is recorded as Other income on the Consolidated Statements of Operations. The AFUDC rates were 5.56%, 5.56%, and 5.71% for the years ended December 31, 2020, 2019, and 2018, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following is a summary of AFUDC:

	Year Ended December 31,
	2020	2019	2018
	(In millions)
Allowance for debt funds used during construction	$1	$1	$3
Allowance for equity funds used during construction	1	1	7
Total	$2	$2	$10
Depreciation and Amortization
The composite depreciation rate for the Company was approximately 2.8% in 2020, 2019, and 2018. The average estimated useful life for Distribution and Storage property was 49 and 58 years, respectively, at December 31, 2020. The estimated useful lives for Transmission and other utility assets range from 3 to 80 years.
The following is a summary of Depreciation and amortization expense:

	Year Ended December 31,
	2020	2019	2018
	(In millions)
Property, plant, and equipment	$120	$111	$101
Regulatory assets and liabilities	35	31	31
	$155	$142	$132
Capitalized Software
Capitalized software costs are classified as Property, plant, and equipment, and the related amortization is included in Accumulated depreciation and amortization on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software developed or obtained for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 3 to 15 years.
The Company has the following balances for capitalized software:

	Year Ended December 31,
	2020	2019	2018
	(In millions)
Amortization expense of capitalized software	$7	$6	$6
Gross carrying value of capitalized software	$65	$57
Accumulated amortization of capitalized software	$34	$28

NOTE 6 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free rate. The Company recognizes in the Consolidated Statements of Operations removal costs in accordance with regulatory treatment. Any differences between costs recognized related to asset retirement and those reflected in rates are recognized as either a Regulatory asset or liability on the Consolidated Statements of Financial Position. Refer to Note 7 to the Consolidated Financial Statements, "Regulatory Matters," for further information regarding the Company's removal costs regulatory liability.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
Changes to Asset retirement obligations for 2020, 2019, and 2018 were as follows:

	2020	2019	2018
	(In millions)
Asset retirement obligations at January 1	$163	$156	$150
Accretion	9	9	8
Liabilities settled	(2)	(2)	(2)
Asset retirement obligations at December 31	$170	$163	$156

NOTE 7 — REGULATORY MATTERS
Regulation
The Company is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting, and operating-related matters. The Company operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
The Company also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements, and terms and conditions applicable to storage and transportation provided by the Company in interstate markets. The FERC granted the Company authority to provide storage and related services in interstate commerce at market-based rates. The Company provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. The Company is also subject to the requirements of other regulatory agencies with respect to safety, environment, and health.
The Company is unable to predict the outcome of any unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC and FERC orders and appeals, which may materially impact the Consolidated Financial Statements of the Company.
Regulatory Assets and Liabilities
The Company is required to record Regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes could result in the discontinuance of this accounting treatment for Regulatory assets and liabilities for some or all of the Company's businesses and may require the write-off of the portion of any Regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of Regulatory assets and liabilities and that all Regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following are balances and a brief description of the Regulatory assets and liabilities at December 31:

	2020	2019
	(In millions)
Assets
Recoverable pension and other postretirement costs
Pension	$461	$486
Other postretirement costs	57	70
Deferred environmental costs	57	66
Recoverable Michigan income taxes	34	37
Energy Waste Reduction	19	9
Unamortized loss on reacquired debt	14	16
Energy Waste Reduction incentive	13	11
Recoverable income taxes related to AFUDC equity	7	6
Other	9	5
	671	706
Less amount included in Current Assets	(5)	—
	$666	$706
Liabilities
Refundable federal income taxes	$427	$447
Removal costs liability	421	217
Negative other postretirement offset	36	24
Non-service pension and other postretirement costs	32	19
Accrued GCR refund	20	23
Other	5	7
	941	737
Less amount included in Current Liabilities	(21)	(25)
	$920	$712
As noted below, certain Regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in the Company's rate base, thereby providing a return on invested costs (except as noted). Certain other Regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain Regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS
•Recoverable pension and other postretirement costs — Accounting standards for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as Regulatory assets since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs.(a)
•Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.(a)
•Recoverable Michigan income taxes — The State of Michigan enacted a corporate income tax resulting in the establishment of state deferred tax liabilities for DTE Energy's utilities. Offsetting Regulatory assets were also recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense.
•Energy Waste Reduction — Receivable for the under-recovery of energy waste reduction costs incurred by the Company which are recoverable through a surcharge.(a)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
•Unamortized loss on reacquired debt — The unamortized discount, premium, and expense related to debt redeemed with a refinancing are deferred, amortized, and recovered over the life of the replacement issue.
•Energy Waste Reduction incentive — The Company operates MPSC approved energy waste reduction programs designed to reduce overall energy usage by its customers. The Company is eligible to earn an incentive by exceeding statutory savings targets. The Company has consistently exceeded the savings targets and recognizes the incentive as a regulatory asset in the period earned.(a)
•Recoverable income taxes related to AFUDC equity — Accounting standards for income taxes require recognition of a deferred tax liability for the equity component of AFUDC.  A regulatory asset is required for the future increase in taxes payable related to the equity component of AFUDC that will be recovered from customers through future rates over the remaining life of the related plant.
______________________________________
(a)    Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES
•Refundable federal income taxes — In December 2017, the TCJA was enacted and reduced the corporate income tax rate, effective January 1, 2018. The Company's remeasured deferred taxes, resulting in a reduction to deferred tax liabilities, to reflect the impact of the TCJA on the cumulative temporary differences expected to reverse after the effective date. A regulatory liability was also recorded to offset the impact of the deferred tax remeasurement reflected in rates.
•Removal costs liability — The amounts collected from customers in excess of the estimated cost of future asset removal activities. Cost of removal is included within depreciation rates approved by the MPSC. In 2019, the MPSC approved a settlement agreement in the Company's depreciation case to increase depreciation rates effective following an order in the next general rate case. The new depreciation rates became effective October 1, 2020. In connection with the settlement agreement and the new rates, the Company also re-measured the amount of historical depreciation expense that had been allocated between accumulated depreciation and cost of removal. The reallocation was performed to provide a more accurate estimate of the Company's reserve balances on assets under the group depreciation methodology. Based upon the reallocation, it was determined that the amounts collected for asset removal expenditures, as a component of depreciation, further exceeded actual asset removal expenditures. Accordingly, the Company reallocated amounts from accumulated depreciation to the removal cost regulatory balance, resulting in an increase to the Removal cost liability as of December 31, 2020.
•Negative other postretirement offset — The Company's negative other postretirement costs are not included as a reduction to their authorized rates; therefore, as of December 2016, the Company began accruing a Regulatory liability to eliminate the impact on earnings of the negative other postretirement expense accrual. The Regulatory liabilities will reverse to the extent the Company's other postretirement expense is positive in future years.
•Non-service pension and other postretirement costs — Upon adoption of ASU 2017-07 on January 1, 2018, certain non-service cost activity is no longer credited to Property, Plant & Equipment. Such costs may be recorded to Regulatory liabilities for ratemaking purposes and refunded through credits to amortization expense based on the composite depreciation rate for plant-in-service.
•Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by the Company which are recoverable through the GCR mechanism.
2020 COVID-19 Response
In response to the COVID-19 pandemic, the MPSC issued an order on April 15, 2020 to provide guidance and direction to utilities and other stakeholders on topics including customer protections and affordability, utility accounting, regulatory activities, energy assistance, and energy waste reduction and demand response continuity.  The order authorized the deferral of uncollectible expense that is in excess of the amount used to set current rates effective March 24, 2020, the date of Michigan's executive order to "Stay Home, Stay Safe".  The Company implemented the deferral in the second quarter 2020, and there is currently no expiration for the ability to defer these costs. Refer to Note 2 to the Consolidated Financial Statements, "Significant Accounting Policies" for the impact to uncollectible expense for the period.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
On July 23, 2020, the MPSC further ordered that utilities seeking to recover COVID-19 related expenses beyond uncollectible expense may make an informational filing no later than November 2, 2020. The Company did not make a filing, but will continue to monitor MPSC activities involving COVID-19.
2019 Rate Case Filing
DTE Gas filed a rate case with the MPSC on November 25, 2019 requesting an increase in base rates of $204 million based on a projected twelve-month period ending September 30, 2021.  The requested increase in base rates was primarily due to an increase in net plant resulting from infrastructure investments and operating and maintenance expenses.  The rate filing also requested an increase in return on equity from 10.0% to 10.5% and included projected changes in sales and working capital.
On July 17, 2020, DTE Gas reached a settlement with all intervening parties in the case and filed a settlement agreement authorizing the company to increase annual base rates by $110 million, reflecting a return on equity of 9.9%. The resulting rates are a net annual increase to customers of $51 million as an existing Infrastructure Recovery Mechanism (IRM) surcharge will be rolled into the new base rates. The settlement agreement also approved a $20 million annual increase to the amortization of the portion of the Refundable federal income taxes regulatory liability related to non-plant accumulated deferred income tax balances resulting from the TCJA. This increased amortization will cease upon DTE Gas receiving its next rate order. The MPSC approved the settlement agreement on August 20, 2020 and DTE Gas implemented the increases to rates and amortization effective October 1, 2020. In addition, the settlement agreement disallowed capitalized expenditures related to incentive compensation previously recorded during 2018-2020. In anticipation of this result, DTE Gas recorded a disallowance of $14 million during the second quarter 2020, which is included in Asset (gains) losses and impairment, net on the Consolidated Statements of Operations for the year ended December 31, 2020.
2021 Gas Rate Case Filing
DTE Gas filed a rate case with the MPSC on February 12, 2021 requesting an increase in base rates of $195 million based on a projected twelve-month period ending December 31, 2022. The requested increase in base rates is primarily due to an increase in net plant resulting from infrastructure investments and operating and maintenance expenses. The rate filing also requested an increase in return on equity from 9.9% to 10.25% and includes projected changes in sales and working capital. A final MPSC order in this case is expected by December 2021.

NOTE 8 — INCOME TAXES
Income Tax Summary
The Company is part of the consolidated federal income tax return of DTE Energy. DTE Energy and its subsidiaries file consolidated and/or separate company income tax returns in various states and localities, including a consolidated return in the State of Michigan. The Company is part of the Michigan consolidated income tax return of DTE Energy. The federal, state, and local income tax expense for the Company is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. The Company had income tax receivables from DTE Energy of $26 million and $30 million at December 31, 2020 and 2019, respectively.
Total Income Tax Expense varied from the statutory federal income tax rate for the following reasons for the years ended December 31:

	2020	2019	2018
	(In millions)
Income Before Income Taxes	$233	$249	$216
Income tax expense at 21% statutory rate	$49	$52	$45
State and local income taxes, net of federal benefit	14	15	13
TCJA regulatory liability amortization	(14)	(3)	—
Enactment of the Tax Cuts and Jobs Act	—	—	10
Other, net	(2)	(1)	(1)
Income Tax Expense	$47	$63	$67
Effective income tax rate	20.2%	25.3%	31.0%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Components of Income Tax Expense were as follows for the years ended December 31:

	2020	2019	2018
	(In millions)
Current income tax expense (benefit)
Federal	$4	$7	$(2)
State and other income tax	—	2	5
Total current income taxes	4	9	3
Deferred income tax expense
Federal	25	37	53
State and other income tax	18	17	11
Total deferred income taxes	43	54	64
	$47	$63	$67
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the Consolidated Financial Statements.
Deferred tax assets (liabilities) were comprised of the following at December 31:

	2020	2019
	(In millions)
Property, plant, and equipment	$(630)	$(587)
Regulatory assets and liabilities	(54)	(49)
Pension and benefits	(60)	(50)
Federal net operating loss carry-forward	—	6
State net operating loss carry-forwards	8	7
Other, net	37	33
Long-term deferred income tax liabilities	$(699)	$(640)

Deferred income tax assets	$155	$163
Deferred income tax liabilities	(854)	(803)
	$(699)	$(640)
The above table excludes unamortized investment tax credits of $1 million at December 31, 2019. There are no unamortized investment tax credits as of December 31, 2020. Investment tax credits are deferred and amortized to income over the average life of the related property.
The Company had a federal deferred tax asset related to net operating loss carry-forwards of $6 million at December 31, 2019, all of which was utilized in 2020.
The Company also has state and local deferred tax assets related to net operating loss carry-forwards of $8 million and $7 million at December 31, 2020 and 2019, respectively. The state and local net operating loss carry-forwards begin to expire in 2029. DTE Gas does not have a valuation allowance with respect to any of these deferred tax assets.
CARES Act
To assist individuals and employers with the impacts of the COVID-19 pandemic, the CARES Act was signed into law in March 2020. The CARES Act included certain tax relief provisions applicable to the Company including the employee retention credit and delayed payment of employer payroll taxes.
During the second quarter 2020, the Company filed a claim for employee retention credits of $3 million, which is included in Taxes other than income in the Consolidated Statements of Operations for the year ended December 31, 2020. The Company has also deferred employer payroll taxes of $7 million, increasing the amount of Current Liabilities - Other and Other Liabilities - Other on the Consolidated Statements of Financial Position as of December 31, 2020.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Uncertain Tax Positions
The Company had approximately $1 million of unrecognized tax benefits at December 31, 2020 and 2019, that, if recognized, would favorably impact its effective tax rate. The Company does not anticipate any material changes to the unrecognized tax benefits in the next twelve months.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had $1 million of accrued interest at December 31, 2020 and 2019. The Company recognized interest expense related to income taxes of a nominal amount in 2020, 2019, and 2018. The Company has not accrued any penalties pertaining to income taxes.
In 2020, DTE Energy settled a federal tax audit for the 2018 tax year. DTE Energy's federal income tax returns for 2019 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's Michigan Business Tax returns for the years 2008-2011 and Michigan Corporate Income Tax returns for the year 2015 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with varying statutes of limitation.

NOTE 9 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2020 and 2019. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.
•Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
•Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
As of December 31, 2020, the Company had $4 million of equity securities recorded at fair value on a recurring basis and classified as Level 1 assets. As of December 31, 2019, the Company had $4 million of cash equivalents recorded at fair value on a recurring basis and classified as Level 1 assets. These assets, which exclude the cash surrender value of life insurance investments, were included in Other investments on the Consolidated Statements of Financial Position for both periods.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table presents the carrying amount and fair value of financial instruments:

	December 31, 2020				December 31, 2019
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$1	$—	$—	$1	$1	$—	$—	$1
Notes receivable — other, excluding lessor finance leases	$9	$—	$—	$9	$9	$—	$—	$9
Short-term borrowings — affiliates	$167	$—	$—	$167	$—	$—	$—	$—
Short-term borrowings — other	$—	$—	$—	$—	$194	$—	$194	$—
Long-term debt(a)	$1,901	$—	$1,179	$1,019	$1,702	$—	$734	$939
_______________________________________
(a)Includes debt due within one year, unamortized debt discounts, and issuance costs.
For further fair value information on financial and derivative instruments, see Note 10 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 10 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the derivative gain or loss is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and buys and sells transportation and storage capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2023. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 11 — LONG-TERM DEBT
Long-Term Debt
The Company's long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	Interest Rate(a)	Maturity Date	2020	2019
			(In millions)
Mortgage Bonds and Senior Notes, Principally Secured	4.0%	2023 - 2050	1,910	1,710
Unamortized debt issuance costs			(9)	(8)
Long-term debt due within one year			—	(50)
			$1,901	$1,652
______________________________________
(a)Weighted average interest rate as of December 31, 2020.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Debt Issuances
In 2020, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
August	Mortgage Bonds(a)	2.35%	2030	$125
August	Mortgage Bonds(a)	3.20%	2050	125
				$250
______________________________________
(a)Proceeds used for the repayment of $50 million of the Company's 2008 Series I 6.36% Senior Notes due 2020 and for general corporate purposes, including capital expenditures.
Debt Redemptions
In 2020, the following debt was redeemed:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
September	Senior Notes	6.36%	2020	$50
The following table shows scheduled debt maturities, excluding any unamortized discount or premium on debt:

	2021	2022	2023	2024	2025	2026 and Thereafter	Total
	(In millions)
Amount to mature	$—	$—	$75	$—	$70	$1,765	$1,910
Cross Default Provisions
Substantially all of the net properties of the Company are subject to the lien of mortgages. Should the Company fail to timely pay its indebtedness under these mortgages, such failure may create cross defaults in the indebtedness of DTE Energy.

NOTE 12 — PREFERRED AND PREFERENCE SECURITIES
As of December 31, 2020, the Company's authorized and unissued stock included 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share.

NOTE 13 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2024. As of December 31, 2020, the Company did not have any commercial paper or revolver borrowings outstanding.
During April 2020, the Company entered into a $100 million unsecured term loan to raise additional liquidity, including terms consistent with the unsecured revolving credit agreement. This loan was subsequently repaid in October 2020.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The unsecured revolving credit agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including finance lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2020, the total funded debt to total capitalization ratio for the Company was 0.48 to 1 and was in compliance with this financial covenant.
The weighted average interest rates for short-term borrowings was 1.9% at December 31, 2019. There were no short-term borrowings outstanding with third parties as of December 31, 2020. For information related to affiliate short-term borrowings, refer to Note 17 to the Consolidated Financial Statements, "Related Party Transactions."

NOTE 14 — LEASES
The Company leases a portion of its pipeline system to Vector Pipeline through a finance lease contract that has been renewed through 2025, with additional renewal options reasonably certain to be exercised through 2040. DTE Energy owns a 40% interest in Vector Pipeline. The Company's net investment in the finance lease with Vector Pipeline was $39 million at December 31, 2020 and is detailed in the table below.
The residual value has been determined using the estimated economic life of the leased asset. The lease does not contain a residual value guarantee. Any remaining residual value is expected to be recovered through rates or renewals.
A lease is deemed to exist when the Company has provided other parties with the right to control the use of identified property, plant or equipment, as conveyed through a contract, for a certain period of time and consideration received. The right to control is deemed to occur when the Company has provided other parties with the right to obtain substantially all of the economic benefits of the identified assets and the right to direct the use of such assets.
The components of the Company's net investment in the finance lease for remaining periods at December 31, 2020 are as follows:

(In millions)
2021	$4
2022	4
2023	4
2024	4
2025	4
2026 and thereafter	49
Total minimum future lease receipts	69
Residual value of leased pipeline	17
Less unearned income	47
Net investment in finance lease	39
Less current portion	1
$38
Interest income recognized under the finance lease was $4 million for the years ended December 31, 2020 and 2019.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 15 — COMMITMENTS AND CONTINGENCIES
Environmental
Air — In June 2020, DTE Energy expanded its long-term goal of net zero emissions to include DTE Gas, including a commitment to reduce greenhouse gas emissions to net zero by 2050 from procurement of natural gas through delivery. In addition, DTE Gas committed to partner with customers to help them reduce greenhouse gas emissions through energy efficiency and participation in a voluntary emissions offset program. Further details of the DTE Gas net zero goal will emerge as the Company evaluates strategies and technologies for reducing emissions.
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of eight of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of four additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of December 31, 2020 and 2019, the Company had $24 million and $25 million accrued for remediation, respectively. These costs are not discounted to their present value. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent the associated investigation and remediation costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. The Company may also provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,200 represented employees, which represents approximately 68% of the Company's total employees. The majority of the represented employees are under contracts that expire in 2021.
Purchase Commitments
As of December 31, 2020, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates the following commitments from 2021 through 2051, as detailed in the following table:

(In millions)
2021	$306
2022	212
2023	111
2024	121
2025	36
2026 and thereafter	236
$1,022
The Company has made certain commitments in connection with 2021 annual capital expenditures that are expected to be approximately $620 million.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
COVID-19 Pandemic
The Company is actively monitoring the impact of the COVID-19 pandemic on supply chains, markets, counterparties, and customers, and any related impacts on operating costs, customer demand, and recoverability of assets that could materially impact the Company's financial results.
COVID-19 has resulted in higher costs for personal protective equipment and other health and safety related matters, including shift premiums and related expenses associated with the sequestration of certain employees critical to continued operations. These costs did not result in a significant impact to the Company's Operation and maintenance expenses for the year ended December 31, 2020.
Additionally, as discussed in Note 2, "Significant Accounting Policies", the allowance for doubtful accounts was increased due to additional risk relating to COVID-19. However, the impact of this increase was not material.
In consideration of these limited impacts and any expected impacts to future performance and cash flows resulting from the COVID-19 pandemic, there have been no material adjustments or reserves deemed necessary to the Consolidated Financial Statements as of December 31, 2020.
The Company cannot predict the future impacts of the COVID-19 pandemic on the Consolidated Financial Statements, as developments involving COVID-19 and its related effects on economic and operating conditions remain highly uncertain.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 7 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 16 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC and cover substantially all employees of the Company.
The table below represents pension and other postretirement benefit plans which the Company's eligible represented and non-represented employees participated at December 31, 2020:

	Represented	Non-represented
Qualified Pension Plans
DTE Energy Company Retirement Plan		X
DTE Gas Company Retirement Plan for Employees Covered by Collective Bargaining Agreements	X
Non-qualified Pension Plans
DTE Energy Company Supplemental Retirement Plan(a)	X	X
Other Postretirement Benefit Plans
The DTE Energy Company Comprehensive Non-Health Welfare Plan	X	X
The DTE Energy Company Comprehensive Retiree Group Health Care Plan	X	X
DTE Supplemental Retiree Benefit Plan	X	X
DTE Energy Company Retiree Reimbursement Arrangement Plan	X	X
_____________________________________
(a)Sponsored by DTE Energy Company

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified pension plans, and non-represented and represented participation in non-qualified pension plans is accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.
Pension Plan Benefits
DTE Energy has qualified defined benefit retirement plans for eligible represented and non-represented employees. The plans are noncontributory and provide traditional retirement benefits based on the employee's years of benefit service, average final compensation, and age at retirement. In addition, certain represented and non-represented employees are covered under cash balance provisions that determine benefits on annual employer contributions and interest credits. DTE Energy also maintains supplemental non-qualified, noncontributory, retirement benefit plans for selected management employees. These plans provide for benefits that supplement those provided by DTE Energy’s other retirement plans.
Represented net pension cost includes the following components for the years ended December 31:

	2020	2019	2018
	(In millions)
Service cost	$14	$12	$14
Interest cost	22	25	22
Expected return on plan assets	(39)	(36)	(36)
Amortization of:
Net actuarial loss	18	11	18
Net pension cost	$15	$12	$18

	2020	2019
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets
Net actuarial loss	$34	$40
Amortization of net actuarial loss	(18)	(11)
Total recognized in Regulatory assets	$16	$29
Total recognized in net periodic pension cost and Regulatory assets	$31	$41

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table reconciles the represented plan obligations, assets, and funded status as well as the amounts recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2020	2019
	(In millions)
Accumulated benefit obligation, end of year	$649	$576
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$661	$555
Service cost	14	12
Interest cost	22	25
Actuarial loss	90	101
Benefits paid	(41)	(32)
Projected benefit obligation, end of year	$746	$661
Change in plan assets
Plan assets at fair value, beginning of year	$571	$456
Actual return on plan assets	94	97
Company contributions	22	50
Benefits paid	(41)	(32)
Plan assets at fair value, end of year	$646	$571
Funded status of the plans	$(100)	$(90)
Amount recorded as:
Noncurrent liabilities	(100)	(90)
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$259	$243
Prior service credit	(2)	(2)
	$257	$241
______________________________________
(a)See Note 7 to the Consolidated Financial Statements, "Regulatory Matters," which includes Regulatory assets related to both represented and non-represented pension plans.
The increases in the Company's pension benefit obligation for the years ended December 31, 2020 and 2019 were primarily due to actuarial loss in both periods, which was primarily driven by decreases in discount rates.
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. In 2020, the Company paid DTE Energy cash consideration of $22 million to fund a contribution of DTE Energy common stock to the represented qualified pension plans. The Company also made a contribution of $50 million to the represented qualified pension plans in 2019. No contributions were made to the represented qualified pension plans in 2018 or to any non-represented plans in 2020, 2019, and 2018.
At the discretion of management and depending upon financial market conditions, the Company anticipates making up to $7 million in contributions to the represented pension plans and no contributions to the non-represented pension plans in 2021.
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and non-qualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and Regulatory liabilities were $1 million, $1 million and $2 million for the years ended December 31, 2020, 2019, and 2018, respectively. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
At December 31, 2020, the benefits related to represented qualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2021	$34
2022	34
2023	35
2024	36
2025	37
2026-2030	189
Total	$365
Assumptions used in determining the projected benefit obligation and net pension costs for the represented plans for the years ended December 31 were:

	2020	2019	2018
Projected benefit obligation
Discount rate	2.74%	3.42%	4.51%
Rate of compensation increase	3.90%	3.80%	3.80%
Cash balance interest crediting rate	2.00%	3.30%	3.70%
Net pension costs
Discount rate	3.42%	4.51%	3.80%
Rate of compensation increase	3.80%	3.80%	3.80%
Expected long-term rate of return on plan assets	7.10%	7.30%	7.50%
Cash balance interest crediting rate	3.30%	3.70%	3.70%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income, and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks, and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management, and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its represented pension plan of 7.00% and other postretirement benefit plans of 6.70% for 2021. The Company believes these rates are a reasonable assumption for the long-term rate of return on plan assets for 2021 given the current investment strategy.
The DTE Energy Company Affiliates Employee Benefit Plans Master Trust employs a liability driven investment program whereby the characteristics of plan liabilities are considered when determining investment policy. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, and large and small market capitalizations. Fixed income investments generally include U.S. Treasuries, diversified corporate bonds, bank loans, mortgage-backed securities, and other governmental debt. Other investments are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Target allocations for the represented pension plan assets as of December 31, 2020 are listed below:

U.S. Large Capitalization (Cap) Equity Securities	17%
U.S. Small Cap and Mid Cap Equity Securities	4
Non-U.S. Equity Securities	16
Fixed Income Securities	38
Hedge Funds and Similar Investments	14
Private Equity and Other	11
100%
The following table provides the fair value measurement amounts for represented pension plan assets at December 31, 2020 and 2019(a):

	December 31, 2020				December 31, 2019
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$11	$—	$—	$11	$11	$—	$—	$11
Equity Securities
Domestic(d)	19	—	129	148	20	—	99	119
International(e)	12	—	93	105	44	—	37	81
Fixed Income Securities
Governmental(f)	54	11	—	65	65	—	—	65
Corporate(g)	—	165	—	165	—	166	—	166
Hedge Funds and Similar Investments(h)	28	7	48	83	20	—	57	77
Private Equity and Other(i)	—	—	69	69	—	—	52	52
Total	$124	$183	$339	$646	$160	$166	$245	$571
______________________________________
(a)For a description of levels within the fair value hierarchy, see Note 9 to the Consolidated Financial Statements, "Fair Value."
(b)Amounts represent assets valued at NAV as a practical expedient for fair value.
(c)This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets.
(d)This category represents portfolios of large, medium and small capitalization domestic equities. Investments in this category include exchange-traded securities for which unadjusted quoted prices can be obtained and exchange-traded securities held in a commingled fund classified as NAV assets.
(e)This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category include exchange-traded securities for which unadjusted quoted prices can be obtained and exchange-traded securities held in a commingled fund classified as NAV assets.
(f)This category includes U.S. Treasuries, bonds, and other governmental debt. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services.
(g)This category primarily consists of corporate bonds from diversified industries, bank loans, and mortgage-backed securities. Pricing for investments in this category is obtained from quotations from broker or pricing services.
(h)This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds or limited partnership funds are classified as NAV assets.
(i)This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in real estate and private debt. All investments in this category are classified as NAV assets.
The pension trust holds debt and equity securities directly and indirectly through commingled funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. The Company did not make a contribution to the defined benefit other postretirement medical and life insurance benefit plans during 2020 and does not anticipate making any contributions to the trusts in 2021.
The Company also offers a defined contribution VEBA for eligible represented and non-represented employees, in lieu of defined benefit post-employment health care benefits, and allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups) or by the Utility Workers of America (UWUA) for Local 223 employees. Contributions to the VEBA for these accounts were $2 million in 2020 and 2019, and $1 million in 2018.
The Company also contributes a fixed amount to a Retiree Reimbursement Account for current and future non-represented and represented retirees, spouses, and surviving spouses when the youngest of the retiree's covered household becomes eligible for Medicare Part A based on age. The amount of the annual allocation to each participant is determined by the employee's retirement date and increases each year for each eligible participant at the lower of the rate of medical inflation or 2%.
Net other postretirement credit includes the following components for the years ended December 31:

	2020	2019	2018
	(In millions)
Service cost	$6	$5	$7
Interest cost	13	16	15
Expected return on plan assets	(41)	(33)	(43)
Amortization of:
Net actuarial loss	5	2	6
Prior service credit	(5)	(2)	(1)
Net other postretirement credit	$(22)	$(12)	$(16)

	2020	2019
	(In millions)
Other changes in plan assets and accumulated postretirement benefit obligation recognized in Regulatory assets
Net actuarial gain	$(13)	$(3)
Amortization of net actuarial loss	(5)	(2)
Prior service credit	—	(19)
Amortization of prior service credit	5	2
Total recognized in Regulatory assets	$(13)	$(22)
Total recognized in net periodic benefit cost and Regulatory assets	$(35)	$(34)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table reconciles the obligations, assets, and funded status of the plans including amounts recorded as Accrued postretirement liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2020	2019
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$397	$379
Service cost	6	5
Interest cost	13	16
Plan amendments	—	(19)
Actuarial loss	20	37
Benefits paid	(19)	(21)
Accumulated postretirement benefit obligation, end of year	$417	$397
Change in plan assets
Plan assets at fair value, beginning of year	$581	$529
Actual return on plan assets	75	73
Benefits paid	(19)	(21)
Plan assets at fair value, end of year	$637	$581
Funded status, end of year	$220	$184
Amount recorded as:
Noncurrent assets	$227	$188
Noncurrent liabilities	(7)	(4)
	$220	$184
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$78	$96
Prior service credit	(21)	(26)
	$57	$70
______________________________________
(a)See Note 7 to the Consolidated Financial Statements, "Regulatory Matters."
The increases in the Company's other postretirement benefit obligation for the years ended December 31, 2020 and 2019 were primarily due to actuarial loss in both periods, which was primarily driven by decreases in discount rates. The increase in the other postretirement benefit obligation in 2019 was partially offset by plan amendments.
The following table reflects other postretirement benefit plans with accumulated postretirement benefit obligations in excess of plan assets at December 31:

	2020	2019
	(In millions)
Accumulated postretirement benefit obligation	$32	$27
Fair value of plan assets	25	23
Accumulated postretirement benefit obligation in excess of plan assets	$7	$4
At December 31, 2020, the other postretirement benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2021	$19
2022	20
2023	21
2024	21
2025	22
2026-2030	115
Total	$218

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs for the years ended December 31 were:

	2020	2019	2018
Accumulated postretirement benefit obligation
Discount rate	2.58%	3.29%	4.40%
Health care trend rate pre- and post- 65	6.75 / 7.25%	6.75 / 7.25%	6.75 / 7.25%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2033	2032	2031
Other postretirement benefit costs
Discount rate	3.29%	4.40%	3.70%
Expected long-term rate of return on plan assets	7.20%	7.30%	7.75%
Health care trend rate pre- and post-65	6.75 / 7.25%	6.75 / 7.25%	6.75% / 7.25%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2032	2031	2030
The process used in determining the long-term rate of return on assets for the other postretirement benefit plans is similar to that previously described for the pension plans.
The DTE Energy Company Master VEBA Trust employs a liability driven investment program whereby the characteristics of plan liabilities are considered when determining investment policy. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks and large and small market capitalizations. Fixed income investments generally include U.S. Treasuries, diversified corporate bonds, bank loans, mortgage-backed securities, and other governmental debt. Other investments are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for other postretirement benefit plan assets as of December 31, 2020 are listed below:

U.S. Large Cap Equity Securities	11%
U.S. Small Cap and Mid Cap Equity Securities	2
Non-U.S. Equity Securities	11
Fixed Income Securities	51
Hedge Funds and Similar Investments	11
Private Equity and Other	14
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
The following table provides the fair value measurement amounts for other postretirement benefit plan assets at December 31, 2020 and 2019(a):

	December 31, 2020				December 31, 2019
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$7	$—	$—	$7	$25	$—	$—	$25
Equity Securities
Domestic(d)	16	—	69	85	17	—	88	105
International(e)	8	—	60	68	57	—	29	86
Fixed Income Securities
Governmental(f)	16	14	—	30	26	—	—	26
Corporate(g)	—	156	115	271	—	87	75	162
Hedge Funds and Similar Investments(h)	21	5	41	67	23	—	58	81
Private Equity and Other(i)	—	—	109	109	—	—	96	96
Total	$68	$175	$394	$637	$148	$87	$346	$581
______________________________________
(a)For a description of levels within the fair value hierarchy, see Note 9 to the Consolidated Financial Statements, "Fair Value."
(b)Amounts represent assets valued at NAV as a practical expedient for fair value.
(c)This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets.
(d)This category represents portfolios of large, medium and small capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quoted prices can be obtained and exchange-traded securities held in a commingled fund are classified as NAV assets.
(e)This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category include exchange-traded securities for which unadjusted quoted prices can be obtained and exchange-traded securities held in a commingled fund classified as NAV assets.
(f)This category includes U.S. Treasuries, bonds, and other governmental debt. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services.
(g)This category primarily consists of corporate bonds from diversified industries, bank loans, and mortgage backed securities. Pricing for investments in this category is obtained from quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.
(h)This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds and limited partnership funds are classified as NAV assets.
(i)This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in real estate and private debt. All investments in this category are classified as NAV assets.
The DTE Energy Company Master VEBA Trust holds debt and equity securities directly and indirectly through commingled funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices.
Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all represented and non-represented employees. For substantially all employees, the Company matches employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. Additionally, for eligible represented and non-represented employees who do not participate in the Pension Plans, the Company annually contributes an amount equivalent to 4% (8% for certain represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan. The cost of these plans was $11 million in 2020, $9 million in 2019, and $8 million in 2018.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)
NOTE 17 — RELATED PARTY TRANSACTIONS
The Company enters into related party transactions with certain equity method investees of DTE Energy, primarily NEXUS. The Company is party to a 15-year capacity lease agreement with NEXUS for the transportation of natural gas. Under the lease agreement, the Company provides firm pipeline capacity in the DTE Gas system in order for NEXUS to provide service to its customers from an interconnect between NEXUS and DTE Gas. The Company charges NEXUS a fixed daily pipeline reservation charge for this capacity. Operating Revenues from this agreement were $32 million in 2020 and 2019, respectively, and $6 million in 2018.
The Company is also party to a 15-year service agreement with NEXUS for the transportation of natural gas. Under the service agreement, NEXUS provides firm pipeline capacity to transport natural gas to service DTE Gas customers. The Company incurs a firm daily pipeline reservation charge, which totaled $21 million, $22 million, and $1 million in 2020, 2019, and 2018, respectively. These expenses are included in Cost of Gas within the Company's Consolidated Statements of Operations and are recovered through the GCR mechanism.
Other related party transactions with equity method investees include lease activity with Vector Pipeline. Refer to Note 14 to the Consolidated Financial Statements, "Leases," for further information.
The Company also has agreements with affiliated companies to provide transportation services and for the purchase of natural gas. In addition, the Company has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas records federal, state, and local income taxes payable to or receivable from DTE Energy based on its federal, state, and local tax provisions.
The following is a summary of the Company's transactions with affiliated companies for the years ended December 31:

	2020	2019	2018
	(In millions)
Revenues
Transportation services	$16	$12	$11
Other services	$1	$1	$1
Costs
Gas purchases	$9	$2	$3
Rent, interest, and other services	$43	$39	$36
Corporate expenses	$139	$143	$146
Other
Dividends declared	$135	$122	$112
Dividends paid	$135	$122	$112
Capital contribution from DTE Energy	$120	$120	$155
The Company's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to Affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest at market-based rates. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2020 and 2019.
See the following notes for other related party transactions impacting the Company's Consolidated Financial Statements:

Note	Title
1	Organization and Basis of Presentation
16	Retirement Benefits and Trusteed Assets